Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com

FIRM / AFFILIATE OFFICES
August 12, 2024 American Superconductor Corporation 114 East Main Street Ayer, MA 01432	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re:	Registration Statement on Form S-3 (Reg. No. 333-281496); 1,297,600 shares of Common

Stock, par value $0.01 per share

To the addressee set forth above:

We have acted as special counsel to American Superconductor Corporation, a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (as defined below) of 1,297,600 shares of common stock, $0.01 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2024 (Registration No. 333-281496) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

August 12, 2024 Page 2

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 12, 2024 and to the reference to our firm in the Prospectus under the heading “Validity of the Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP